Exhibit 99.1
FOR IMMEDIATE RELEASE
Qualcomm Contacts:
Emily Kilpatrick, Corporate Communications
Phone: 1-858-845-5959
Email: corpcomm@qualcomm.com
Warren Kneeshaw, Investor Relations
Phone: 1-858-658-4813
Email: ir@qualcomm.com

Qualcomm to Acquire CSR

- Adds Complementary Product Categories and Channels to Address Growing IoE and Automotive Opportunities -

SAN DIEGO - October 14, 2014 - Qualcomm Incorporated (NASDAQ: QCOM) today announced that it has reached agreement with CSR plc (“CSR”) regarding the terms of a recommended cash acquisition through which the entire issued and to be issued ordinary share capital of CSR will be acquired by Qualcomm Global Trading Pte. Ltd, an indirect wholly owned subsidiary of Qualcomm Incorporated.

The acquisition complements Qualcomm’s current offerings by adding products, channels, and customers in the important growth categories of Internet of Everything (IoE) and automotive infotainment, accelerating Qualcomm’s presence and path to leadership. This opportunity is aligned with Qualcomm’s established strategic priorities in these rapidly growing business areas.

At £9.00 per share, the acquisition of the entire issued and to be issued ordinary share capital of CSR is valued at approximately £1.6 billion ($2.5 billion based upon an exchange rate of USD:GBP 1.6057). This cash offer has been unanimously recommended by the CSR board of directors.

The acquisition is subject to a number of conditions as set forth in the announcement released today in accordance with Rule 2.7 of the UK Takeover Code, including the receipt of U.S. and other regulatory approvals and the approval of CSR’s shareholders. Subject to the satisfaction of the conditions, the transaction is expected to close by the end of the summer of 2015. Qualcomm expects the acquisition to be accretive to Non-GAAP earnings per share in fiscal 2016, the first full year of combined operations.

“The addition of CSR’s technology leadership in Bluetooth, Bluetooth Smart1 and audio processing will strengthen Qualcomm’s position in providing critical solutions that drive the rapid growth of the Internet of Everything, including business areas such as portable audio, automotive and wearable devices,” said Steve Mollenkopf, chief executive officer of Qualcomm Incorporated. “Combining CSR’s highly advanced offering of connectivity technologies with a strong track record of success in these areas will unlock new opportunities for growth. We look forward to working with the innovative CSR team globally and further strengthening our technology presence in Cambridge and the UK.”

The full announcement, issued in accordance with Rule 2.7 of the UK Takeover Code, can be found on our website at www.qualcomm.com/2.7.pdf.

About Qualcomm Incorporated
Qualcomm Incorporated (NASDAQ: QCOM) is a world leader in 3G, 4G and next-generation wireless technologies. Qualcomm Incorporated includes Qualcomm’s licensing business, QTL, and the vast majority of its patent portfolio. Qualcomm Technologies, Inc., a wholly-owned subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, substantially all of Qualcomm’s engineering, research and development functions, and substantially all of its products and services businesses, including its semiconductor business, QCT, and its IoE

1 Also known as Bluetooth low energy (Bluetooth LE)

businesses. For more than 25 years, Qualcomm ideas and inventions have driven the evolution of digital communications, linking people everywhere more closely to information, entertainment and each other. For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

This news release contains forward-looking statements that are subject to risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, actual results of Qualcomm could differ materially from those expressed or implied by such forward-looking statements. All statements other than those of historical fact could be deemed forward-looking statements, including but not limited to statements regarding: the manner in which the parties plan to effect the transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction considering the various closing conditions, including conditions related to regulatory and CSR stockholder approvals; the plans, strategies and objectives of management for future operations; product development, product extensions, product integration, complementary product offerings and growth opportunities in certain business areas, including the Internet of Everything; the potential future financial impact of the transaction; and any assumptions underlying any of the foregoing. Actual results may differ materially from those referred to in the forward-looking statements due to a number of important factors, including but not limited to the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; that Qualcomm may not be able to successfully integrate the products and employees of Qualcomm and CSR or ensure the continued performance or growth of CSR’s products; as well as the other risks detailed from time to time in Qualcomm’s SEC reports, including its most recent Quarterly Report on Form 10-Q for the period ended June 29, 2014. Qualcomm does not undertake any obligation to update, or continue to provide information with respect to, any forward-looking statement, whether as a result of new information, future events or otherwise.
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Qualcomm is a trademark of QUALCOMM Incorporated, registered in the United States and other countries. The Bluetooth® word mark is a registered trademark owned by Bluetooth SIG, Inc. and any use of such mark by Qualcomm is under license. Other product and brand names may be trademarks or registered trademarks of their respective owners.